FOR IMMEDIATE RELEASE

For more information contact:
Richard L. Bergmark, 713-328-2101
Fax: 713-328-2151

CORE LABORATORIES ANNOUNCES PROPOSED PRIVATE PLACEMENT
OF $250 MILLION SENIOR EXCHANGEABLE NOTES

AMSTERDAM (31 October, 2006) - Core Laboratories N.V. (NYSE: "CLB") ("Core Lab") today announced that its U.S.-based, wholly owned subsidiary, Core Laboratories L.P. ("CLLP"), intends to offer, subject to market and other conditions, approximately $250 million aggregate principal amount of senior exchangeable notes due 2011 through an offering within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The notes will be fully and unconditionally guaranteed by Core Lab and exchangeable under certain circumstances. Upon exchange, holders will receive cash up to the principal amount, and any excess exchange value will be delivered in Core Lab's common shares. CLLP also expects to grant the initial purchasers of the notes a 13-day option to purchase additional notes to cover overallotments in an amount not to exceed $50 million.

CLLP intends to use a portion of the net proceeds from the offering for the cost of the exchangeable note hedge transactions that CLLP expects to enter into with one or more financial institutions, which may include affiliates of the initial purchasers. The exchangeable note hedge transactions are intended to limit exposure to potential dilution to Core Lab shareholders from exchanging the notes. The remaining net proceeds of the offering will be used to repay outstanding amounts under the Company's revolving credit facility and to repurchase up to 2,100,000 of Core Lab's common shares.

In addition, in connection with this transaction, Core Lab expects to enter into separate warrant transactions with financial institutions that enter into the exchangeable note hedge transactions. Core Lab intends to use the proceeds of the warrant transactions to repurchase its common shares.

In connection with establishing their initial hedge of the exchangeable note hedge and warrant transactions, such financial institutions or affiliates thereof expect to enter into various derivative transactions with respect to Core Lab's common shares and/or purchase Core Lab's common shares in secondary market transactions concurrently with, or shortly after, the pricing of the notes. In addition, these financial institutions or affiliates thereof may modify their hedge positions by entering into or unwinding various derivative transactions and/or purchasing or selling Core Lab's common shares in secondary market transactions prior to maturity of the notes (and are likely to do so during any exchange reference period related to any exchange of the notes).

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

These securities will not be registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

The Company's outlook is subject to various important cautionary factors as more fully described in the Company's 2005 Form 10-K filed 23 February, 2006, and in other securities filings. This release includes forward-looking statements regarding the future revenues and profitability of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's actual results may differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

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